UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 28, 2007

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation

On June 28, 2007, PNC Bank, National Association (“PNC Bank”), an indirect, wholly-owned subsidiary of The PNC Financial Group Services, Inc. (“PNC”), issued $1.0 billion in aggregate principal amount of Floating Rate Senior Notes due December 29, 2008 (the “June Notes”). Interest on the June Notes will be reset monthly to 1-month LIBOR less four basis points and will be paid monthly. The dealer on the offering was Morgan Stanley & Co. Incorporated.

On May 17, 2007, PNC Bank issued $1.0 billion in aggregate principal amount of Floating Rate Senior Notes due June 17, 2008 (the “May Notes”). Interest on the May Notes will be reset monthly to 1-month LIBOR less five basis points and will be paid monthly. The dealer on the offering was Citigroup Global Markets Inc.

Neither the June Notes nor the May Notes are redeemable by PNC Bank or at the option of the holder prior to maturity. The June Notes and the May Notes rank equally with all other unsecured and unsubordinated indebtedness of PNC Bank, except deposit liabilities and other obligations that are entitled to any priority or preferences. The June Notes and the May Notes were issued in private placements under PNC Bank’s $20.0 billion program for senior and subordinated unsecured debt obligations with maturities of more than nine months pursuant to an Offering Circular dated July 30, 2004. The Distribution Agreement and forms of notes relating to this program, under which the May Notes and the June Notes were issued, were attached as exhibits to PNC’s Form 10-Q for the quarter ended September 30, 2004 and are incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.

July 3, 2007	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller